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                                                                   Exhibit 10.24

                          VISTA HOSPICE CARE LETTERHEAD



July 31, 1998

Perry G. Fine, M.D.
3?30 Millcreek Road
Salt Lake City, UT 84109

Dear Perry:

I apologize for the delay in getting this letter out to memorialize our conversation regarding the change in your compensation. You are a delight to work with and have made a significant contribution to our current success. Our future will no doubt be brighter due to your continued efforts.

As of July 1, 1998, your base salary will be raised to $150,000 reflecting the change from part time to full time status. This salary will be reviewed and adjusted on an annual basis. In addition to your base salary, you will be eligible for a 40% bonus based on meeting both personal and company objectives. In addition to this short-term compensation, you have been awarded an additional 100,000 options which will bear an exercise price of $1.50. The option agreement for the additional shares is attached and should be signed and returned to Ann Marie.

Again, Perry, thank you for making such a difference to VistaCare. I look forward to working with you for the many years to come!


Warm regards,


Barry M. Smith
President


Enclosure